EXHIBIT 5.1

June 1, 2016
Vector Group Ltd.,
4400 Biscayne Boulevard, 10th Floor,
Miami, Florida 33137.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $235,000,000 aggregate principal amount of 7.750% Senior Secured Notes due 2021 (the “Notes”) to be issued in exchange for the Company’s outstanding 7.750% Senior Secured Notes due 2021 (the “Old Notes”) pursuant to the Indenture, dated as of April 15, 2014, among the Company, the Guarantors (as defined below) and U.S. Bank National Association as Trustee (as amended or supplemented, the “Indenture”) of Vector Group Ltd., a Delaware corporation (the “Company”) and (ii) guarantees of the Company’s obligations under the Notes and the Indenture (the “Guarantees”) by 100 Maple LLC, a Delaware limited liability company, Accommodations Acquisition Corporation, a Delaware corporation, Eve Holdings LLC, a Delaware limited liability company, Liggett & Myers Holdings Inc., a Delaware corporation, Liggett Group LLC, a Delaware limited liability company, Liggett Vector Brands LLC, a Delaware limited liability company, V.T. Aviation LLC, a Delaware limited liability company, Vector Research LLC, a Delaware limited liability company, Vector Tobacco Inc., a Virginia corporation, VGR Aviation LLC, a Delaware limited liability company, VGR Holding LLC, a Delaware limited liability company, and Zoom E-Cigs LLC, a Delaware limited liability company (collectively, the “Guarantors”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that, when the Registration Statement on Form S-4 relating to the Notes and Guarantees (the “Registration Statement”) has become effective under the Act, and the Notes and Guarantees have been duly executed and authenticated in accordance with the Indenture and issued and delivered in exchange for the Old Notes as contemplated in the Registration Statement, the Notes and Guarantees will constitute valid and legally binding obligations of the Company and Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In connection with the foregoing opinion, we have, with your approval, assumed that at the time of the Guarantee by Vector Tobacco Inc. such Guarantee will be validly authorized, executed, and delivered in accordance with Virginia law. We have further assumed, with your approval, the matters set forth in the opinion of Robert T. Vaughan, Jr., P.C., dated May 9, 2016, as to matters of Virginia law.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and delivery of the Notes and Guarantees.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, and that the Notes conform to the specimen examined by us, assumptions which we have not independently verified.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP

2